Exhibit 10.1
PEOPLES BANCORP INC. QUARTERLY REPORT ON FORM 10-Q
FOR QUARTERLY PERIOD ENDED MARCH 31, 2009

Summary of Cash Compensation for
Directors of Peoples Bancorp Inc.

Members of the Board of Directors (the “Board”) of Peoples Bancorp Inc. (“Peoples”), other than Mark F. Bradley, receive a quarterly cash fee of $1,500 for their services.  In addition, directors, other than Mark F. Bradley, receive compensation of $1,250 for each meeting of the Board attended.

Directors are also compensated for each committee meeting they attend.  Members of the Executive Committee and the Governance and Nominating Committee receive compensation of $300 for each committee meeting attended.  Members of the Compensation Committee, the Audit Committee and the Risk Committee receive compensation of $600 for each meeting attended.  In addition to the per meeting fees, the Chairman of the Risk Committee and the Chairman of the Audit Committee receive an additional cash fee of $1,250 per quarter.  Mr. Bradley receives no meeting fees in his capacity as a member of the Executive Committee of the Peoples Board.

On April 23, 2009, the Board, upon the recommendation of the Compensation Committee, approved changes to the cash compensation for Directors: (1) increasing the additional quarterly fee paid to the Chairman of the Compensation Committee from $750 to $1,250 per quarter and (2) approving payment of a cash fee of $2,500 per quarter to the Chairman of the Board of Directors, in addition to the quarterly cash fee of $1,500 paid to all directors.

Each director of Peoples, other than Mark F. Bradley, who also serves as a director of Peoples Bank, receives $600 per quarter and $500 for each regular bi-monthly meeting attended.  Additionally, each director of Peoples who also serves as a Peoples Bank committee member receives $300 for each committee meeting attended.

Mark F. Bradley receives no compensation as a director of Peoples or Peoples Bank.

Thomas J. Wolf also receives $150 for each meeting of the Peoples Bank Kentucky/Huntington Leadership Advisory Board he attends, in addition to the previously-mentioned fees for his service as a director of Peoples.

Directors who travel a distance of 50 miles or more to attend a Board or committee meeting of Peoples or Peoples Bank receive a $150 travel fee.  A single travel fee of $150 is paid for multiple meetings occurring on the same day.  Directors who stay overnight to attend a meeting are reimbursed for the actual cost of their overnight accommodations.  Peoples believes these fees are reasonable and partially offset travel expenses incurred by some of the directors living outside the Marietta, Ohio area, where Board and committee meetings are typically held.